UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2011

NETGEAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-50350	77-0419172
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 East Plumeria Drive

San Jose, CA 95134

(Address, including zip code, of principal executive offices)

(408) 907-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 31, 2011, the Company and David Soares entered into a Change of Control and Severance Agreement (the “Agreement”). The Agreement sets forth certain terms of the employment of Mr. Soares, an officer of the Company and currently General Manager and Senior Vice President, Retail Business. The Agreement sets forth an annual base salary of $296,482 and an incentive bonus target of 50% of his base salary, based upon the Company’s achievement of various financial and/or other goals established by the Company’s board of directors. The Agreement further provides severance and change of control benefits that are substantially similar and/or identical to the benefits provided to the Company’s other executive officers. Specifically, if Mr. Soares is terminated without cause (as defined in the Agreement) and does not revoke a standard release of claims, then (a) Mr. Soares would receive severance payments at his final base salary rate until twenty six (26) weeks after the date of such termination without cause, and (b) Mr. Soares would be entitled to continue to have stock options, restricted stock awards and all other equity awards vest during the twelve (12) month period following the date of such termination without cause. In addition, if within one year following a change of control (as defined in the Agreement) Mr. Soares is terminated without cause or voluntarily by Mr. Soares for good reason (as defined in the Agreement), then Mr. Soares will receive two years acceleration of any unvested portion of all options and restricted stock awards held by Mr. Soares. The Agreement further provides that any severance payments are contingent upon Mr. Soares ceasing, for one year after termination, to solicit any employee of the Company to leave his or her employment.

The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the text of the Agreement, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Change of Control and Severance Agreement dated March 31, 2011 by and between NETGEAR, Inc. and David Soares

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETGEAR, INC.

Dated: April 4, 2011	By:	/s/ Andrew W. Kim
Andrew W. Kim
Vice President, Legal and Corporate Development

EXHIBIT INDEX

Exhibit Number	Description

10.1	Change of Control and Severance Agreement dated March 31, 2011 by and between NETGEAR, Inc. and David Soares